Exhibit 10.1
SECOND AMENDMENT
TO HAWK CORPORATION
1997 STOCK OPTION PLAN
     HAWK CORPORATION (the “Company”), having adopted the Hawk Corporation 1997 Stock Option Plan as of November 1997 and made it effective as of May 1998 (the “Original Plan”) and having amended the Original Plan in that certain First Amendment to Hawk 1997 Stock Option Plan adopted as of December 31, 2008 (the Original Plan, as so amended, being hereinafter referred to as the “Existing Plan”), hereby amends the Existing Plan in accordance with this SECOND AMENDMENT TO HAWK CORPORATION 1997 STOCK OPTION PLAN, effective as of October 14, 2010 (this “Amendment” and, together with the Existing Plan, the “Amended Plan”), as follows:
     1. Changes to Section 2 of the Existing Plan. The Company hereby amends Section 2 of the Existing Plan as follows:
(a)	The following is added in its entirety as Section 2(d) of the Amended Plan:
          (d) “Change in Control Price” means the price per Share paid or offered in any bona fide transaction related to a Change in Control of the Company.
(b)	The reference in Section 2(j) of the Existing Plan to “NYSE Alternext” is deleted in its entirety and replaced by “NYSE Amex” in the Amended Plan.

(c)	Sections 2(d), 2(e), 2(f), 2(g), 2(h), 2(i), 2(j), 2(k), 2(l), 2(m), 2(n), 2(o), 2(p), 2(q), 2(r), 2(s), 2(t), 2(u), 2(v), 2(w), 2(x) and 2(y) of the Existing Plan are redesignated in their entirety as Sections 2(e), 2(f), 2(g), 2(h), 2(i), 2(j), 2(k), 2(l), 2(m), 2(n), 2(o), 2(p), 2(q), 2(r), 2(s), 2(t), 2(u), 2(v), 2(w), 2(x), 2(y) and 2(z), respectively, of the Amended Plan.
     2. Changes to Section 7 of the Existing Plan. The Company hereby amends Section 7 of the Existing Plan as follows:
(a)	Section 7 of the Existing Plan is redesignated in its entirety as Section 7(a) of the Amended Plan.

(b)	The third sentence of Section 7(a) is deleted from the Amended Plan in its entirety.

(c)	The following is added in its entirety as Section 7(b) of the Amended Plan:
          (b) Notwithstanding Section 7(a) or the specific terms of any Option to the contrary, an Optionee may, without the payment of cash or other consideration (other than the surrender of the right to purchase certain Shares implicit in the following formula), exercise any Option for “Net Option Shares” in accordance with the following procedure: The Optionee shall provide written notice to the Company specifying the gross number of Shares as to which the Option is being exercised. The number of Net Option Shares deliverable upon such exercise will be determined by the following formula: Net Option Shares equals [OS × (CP — OP)]/CP, where “OS” is the gross number of Shares as to which the Option is to be exercised, “CP” is the Closing Price (as defined below) of the Shares on the last trading day preceding the date of exercise of the Option and “OP” is the sum of the aggregate option price of the Shares as to which the Option is to be exercised and any withholding taxes owed by the Optionee in respect of the exercise of the Option. The “Closing Price” of the Shares on any trading day shall be either: (i) if the Shares are listed on an established national or regional stock exchange, are admitted to quotation on NYSE Amex or are publicly traded on an established securities market, the closing price of the Shares on that exchange or in that market (if there is more than one such exchange or market, the Committee shall determine the appropriate exchange or market) on that trading day (or if there is no such reported closing price, the mean between the highest bid and lowest asked prices or between the high and low sale prices on that trading day); (ii) if no sale of Shares is reported for that trading day, on the next preceding trading day on which any such sale has been reported; or (iii) if the Shares are not listed on such an exchange, quoted on such system or traded on such a market, the value of the Shares as determined by such methods or procedures as shall be established from time to time by the Committee in good faith in a manner consistent with Section 409A.
     3. Change to Section 8 of the Existing Plan. The Company hereby amends Section 8(b) of the Existing Plan by deleting Section 8(b) from the Existing Plan in its entirety and replacing it in the Amended Plan with the following:
          (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately exercisable and vested to the full extent of the original grant upon any Change in Control. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at, or at any time after, the time of grant, that an Optionee holding an Option shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the option price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price shall exceed the sum of the option price per Share under the Option and any withholding taxes payable by the Optionee in respect of the exercise of the Option (the “Spread”) multiplied by the number of Shares granted under the Option as to which the right granted under this Section 8(b) shall have been exercised; provided, that if the Change in Control is within six months of the date of grant of a particular Option held by an Optionee who is an officer or director of the Company and is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto (the “Exchange Act”), no such election shall be made by such Optionee with respect to such Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of an Option held by an Optionee who is an officer or director of the Company and is subject to Section 16(b) of the Exchange Act, such Option (unless theretofore exercised) shall be canceled in exchange for a cash payment to the Optionee, effected on the day that is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of Shares granted under the Option.
     4. Full Force and Effect. Except to the extent specifically modified in this Amendment, each and every provision of the Existing Plan remains in full force and effect in the Amended Plan.
     5. Miscellaneous. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Ohio. In the event of any conflict between the original terms of the Existing Plan and this Amendment, the terms of this Amendment shall prevail.
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